Gabelli Capital Asset Fund

Sub-Item 77E:  Legal Proceedings

	The Registrant has been named a party in the following legal proceeding which was instituted during the semi-annual period ended June 30, 2000.

	These actions allege that the defendants violated Section 16(b) of the Securities Exchange Act, 15 U.S.C. Section 78p(b), by realizing a profit from the purchases and sales of the securities of Envirosource Inc. ("Envirosource") within a six month period ("short-swing profits"). The complaint alleges that Envirosource was named as a defendant solely to bring all the necessary parties before the court. Plaintiff demands that defendants account for, and pay to Envirosource, the purported short-swing profits made, plus interest and the costs incurred in defending the lawsuit, and award Plaintiff his own costs and disbursements, including attorneys' fees.

On May 10, 2000, in lieu of filing an answer to the complaint, GAMCO Investors, Inc., Gabelli Small Cap Growth Fund and Gabelli Capital Asset Fund (collectively, the "Gabelli Defendants") filed a motion to dismiss the complaint for failure to state a claim. Currently, the court has not decided the Gabelli Defendants' motion to dismiss. Additionally, no party has conducted any discovery.

 .		U.S. District Court for the Southern District of New York
		Plaintiff:	Richard Morales
		Defendants:	GAMCO Investors, Inc.
			Gabelli Small Cap Growth Fund
			Gabelli Capital Asset Fund
			Envirosource Inc.
			John Does Nos. 1 through 20
		Date Instituted:	February 24, 2000


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